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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                 Annual Report Pursuant to Section 15(d) of the
                       Securities and Exchange Act of 1934
                   For the Fiscal Year Ended December 31, 1998


                          Date of Report June 29, 1999


                                    FORM 11-K
                                 CURRENT REPORT


                               PRIMARK CORPORATION
             (Exact name of registrant as specified in its charter)


                                     1-8260
                            (COMMISSION FILE NUMBER)



            MICHIGAN                                             38-2383282
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)


1000 WINTER STREET, SUITE 4300N, WALTHAM, MA                     02451-1241
 (Address of principal executive offices)                        (Zip Code)


                                  781-466-6611
              (Registrant's telephone number, including area code)


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EXHIBITS

Exhibit
Number                     Description

  1 Primark Corporation Savings and Stock Ownership Plan (Formerly Primark Corporation Employee Stock Ownership Plan), Financial Statements for the Years Ended December 31, 1998 and 1997 and Supplemental Schedule as of December 31, 1998 and Independent Auditors' Report.


SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                           Primark Corporation Savings and Stock Ownership Plan
                           ----------------------------------------------------
                                              Name of Plan


Date: June 29, 1999
                                             By: /s/ Stephen H. Curran
                                                 ------------------------------
                                                 Stephen H. Curran
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (Principal Financial Officer)